                                                                      EXHIBIT 12



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                      Six Months Ended
                                                                 ----------------------------
                                                                 December 30,    December 31,
                                                                     2001           2000
                                                                 ------------    ------------
Net (loss) income                                                  $(15,045)      $ 13,624

Add:
       Interest                                                      21,523         12,885
       Income tax (benefit) expense and other taxes on income        (8,104)         8,000
       Fixed charges of unconsolidated subsidiaries                      --             --
                                                                   --------       --------
                    (Loss) earnings as defined                     $ (1,626)      $ 34,509
                                                                   ========       ========

Interest                                                           $ 21,523       $ 12,885
Fixed charges of unconsolidated subsidiaries                             --             --
                                                                   --------       --------
                    Fixed charges as defined                       $ 21,523       $ 12,885
                                                                   ========       ========

Ratio of earnings to fixed charges*                                      -- x         2.68 x
                                                                   ========       ========

* Earnings were inadequate to cover fixed charges by $ 23.1 million for the six months ended December 30, 2001.